Name of Registrant:
Templeton Emerging Markets Income Fund

File No. 811-07866

Exhibit Item No. 77C Matter Submitted to a Vote of Security Holders

The Annual Meeting of Shareholders of Templeton Emerging Markets Income
Fund (the "Fund") was held at the Fund's offices, 300 S.E. 2nd Street,
Fort Lauderdale, Florida, on March 2, 2012. The purposes of the meeting was to elect four (4) Trustees and the ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year ending August 31, 2012. At the meeting, the following persons were elected by the shareholders to serve as Trustees of the Fund: Harris J. Ashton, Edith E. Holiday, J. Michael Luttig and Constantine D. Tseretopoulos* and the ratification of PricewaterhouseCoopers LLP. No other business was transacted at the meeting.

The results of the voting at the Annual Meeting are as follows:

Proposal 1.  The election of four Trustees:



                            % of         % of            % of     % of Shares
                            outstanding  Shares        outstanding Present and
Term Expiring 2015   For        Shares    Voted  Withheld shares     Voting
Ann Torre Bates    41,823,618   87.94%	 97.90%  896,481    1.89%     2.10%
David W. Niemiec   41,873,045   88.05%	 98.02%  847,054    1.78%     1.98%
Larry D. Thompson  41,851,437   88.00%	 97.97%  868,662    1.83%     2.03%
Robert E. Wade	   41,925,715   88.16%	 98.14%  794,384    1.67%     1.86%





* Harris J. Ashton, Frank J. Crothers, Edith E. Holiday, Charles B. Johnson, Gregory E. Johnson, J. Michael Luttig, Frank A. Olson and
Constantine D. Tseretopoulos

Proposal 2. The ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year ending August 31, 2012.

	    Shares Voted	% of outstanding Shares	  % of Voted Shares
For	     42,018,297	                88.35%	             98.35%
Against	     409,119	                0.86%	             0.96%
Abstain	     292,684	                0.62%	             0.69%
Total	     42,720,100	                89.83%	             100.00%